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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Registration Statement of Wilson Greatbatch Technologies, Inc. on Amendment No. 1 to Form S-1 of our report dated
January 21, 2000 (March 14, 2000 as to Note 18 and May 18, 2000 as to the effects of the reverse stock split described in Note 1), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated January 21, 2000 (March 14, 2000 as to Note 18 and May 18, 2000 as to the effects of the reverse stock split described in Note 1) relating to the financial statement schedule appearing elsewhere in this Registration Statement.


    We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Buffalo, New York
July 3, 2000